Exhibit 99.1

FOR IMMEDIATE RELEASE
For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2015 Fourth Quarter and Full Year Financial Results

VAN NUYS, Calif. - August 13, 2015 - Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fiscal fourth quarter and full year ended May 31, 2015.

Total revenues for the fiscal 2015 fourth quarter were $60.4 million, compared with $61.1 million for the same quarter last year. Rental and lease revenues amounted to $31.6 million, versus $34.1 million one year ago. Sales of equipment and other revenues grew to $28.8 million for the fiscal 2015 fourth quarter, up from $27.0 million for the comparable period in fiscal 2014.

“We are encouraged by several areas of our business,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “Our aerospace and defense business was stable during the year despite market-specific issues. We significantly enhanced our equipment pool, grew our data products business and expanded our European operations with the recent opening of a new office in London. Against this backdrop, we are addressing the challenges that have affected several of our key customer industries and that limited our growth in fiscal 2015.

“As we move into the new fiscal year, our Authorized Technology Partner agreement with Keysight Technologies, Inc. has expired, and while this means somewhat lower revenue in the short term, we are excited to be able to take advantage of our robust infrastructure to pursue new growth opportunities and revenue streams with no exclusivity limitations,” said Greenberg. “Since the expiration of the Keysight contract at the end of May, we have already signed key distribution agreements with Anritsu and ART-Fi, and are participating in ongoing discussions with additional industry leading manufacturers.”

Selling, general and administrative expenses for the fiscal 2015 fourth quarter were reduced to $15.0 million, or 24.8% of total revenues, from $15.6 million, or 25.6% of total revenues, for the same quarter last year. The reduction resulted from a decline in certain selling and other discretionary expenses due, in part, to lower revenues.

Total operating expenses were $54.8 million for the fourth quarter of fiscal 2015, compared with $53.8 million a year ago. The increase was primarily related to higher cost of sales of equipment and other revenue.

Operating profit for the fourth quarter of fiscal 2015 was $5.6 million, or 9.2% of total revenues, versus $7.3 million, or 11.9% of total revenues, for last year’s fourth quarter. Lower operating profit for the fiscal 2015 period resulted from the decrease in total revenues and increase in operating expenses.

Net income totaled $3.4 million, or $0.14 per diluted share, for the fiscal 2015 fourth quarter, compared with $4.6 million, or $0.19 per diluted share, last year.

Rental equipment purchases for the fiscal 2015 fourth quarter totaled $22.2 million, versus $15.5 million for the same quarter last year.

Electro Rent’s effective tax rate was 39.1% for the fourth quarter of fiscal 2015, compared with 37.7% for the same quarter one year ago. The higher rate in the fiscal 2015 period was due to a true-up of the company’s fiscal 2014 state income tax provision, resulting in additional tax expense in the current period.

Total revenues for fiscal 2015 were $238.3 million, compared with $241.1 million for fiscal 2014. Rental and lease revenues equaled $129.3 million for fiscal 2015, versus $137.4 million last year. Equipment sales and other revenues improved to $109.1 million for fiscal 2015, up from $103.7 million one year ago.

Selling, general and administrative expenses were $59.3 million, or 24.9% of total revenues, for the year ended May 31, 2015, compared with $58.9 million, or 24.4% of total revenues, for the prior year.

Total operating expenses for fiscal 2015 amounted to $215.4 million, compared with $209.0 million last year.

Fiscal 2015 operating profit was $22.9 million, or 9.6% of total revenues, versus $32.1 million, or 13.3% of total revenues, for fiscal 2014.

Net income for fiscal 2015 was $15.4 million, or $0.63 per diluted share, versus $20.4 million, or $0.84 per diluted share, a year ago. Fiscal 2015 net income included $1.4 million, before tax, in income related to a settlement received from a class action lawsuit involving the purchase of certain computer products, and a $1.3 million reduction in sales of equipment and other revenues, before tax, related to a non-recurring, out-of-period adjustment.

Rental equipment purchases for fiscal 2015 were $71.0 million, up from $58.7 million for fiscal 2014.

The net book value of Electro Rent's equipment was $231.7 million at May 31, 2015, compared with $221.9 million at May 31, 2014.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Keysight Technologies resale agreement of $12.4 million at May 31, 2015, versus $10.7 million one year ago. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.9 million for the fourth quarter of fiscal 2015. On an annualized basis, Electro Rent’s current quarterly dividend of $0.125 per common share represents an 5% yield on the August 12, 2015 closing share price of $10.06.

Total shareholders' equity at the end of fiscal 2015 was $228.0 million, or $9.46 per share, compared with $231.0 million, or $9.62 per share, at the end of last year.

Electro Rent’s cash balance was $4.1 million at the end of fiscal 2015, compared with $5.9 million at the end of fiscal 2014. Bank borrowings were $2.4 million at May 31, 2015. The company had no bank borrowings at the end of the last fiscal year.

“As our recent progress in attracting new distribution relationships demonstrates, Electro Rent’s significant expertise, years of experience and substantial know-how can move Electro Rent forward, and help us build a healthier, more flexible company,” Greenberg said.

About Electro Rent
Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:
Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance. Forward looking statements in this press release include statements regarding whether certain industries will rebound, whether expansion into new markets will be successful, whether Electro Rent will pay future dividends and in what amounts, and whether Electro Rent can implement alternatives to its Keysight reseller agreement. You should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission, including: general macroeconomic conditions may not improve or may deteriorate; U.S. federal government spending with respect to defense and other research and development activities may not increase or may decline; Electro Rent may not succeed in retaining its key sales personnel; and manufacturers of test and measurement equipment may not be willing to enter reseller arrangements with Electro Rent. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2015	2014	2015	2014
Revenues:
Rentals and leases	$31,645	$34,070	$129,255	$137,417
Sales of equipment and other revenues	28,768	27,007	109,074	103,720
Total revenues	60,413	61,077	238,329	241,137
Operating expenses:
Depreciation of rental and lease equipment	14,016	14,059	56,445	57,034
Costs of rentals and leases, excluding depreciation	4,421	4,189	18,086	18,292
Costs of sales of equipment and other revenues	21,396	19,952	81,557	74,752
Selling, general and administrative expenses	15,002	15,621	59,313	58,920
Total operating expenses	54,835	53,821	215,401	208,998
Operating profit	5,578	7,256	22,928	32,139
Interest income, net	68	112	332	387
Other income	—	—	1,390	—
Income before income taxes	5,646	7,368	24,650	32,526
Income tax provision	2,205	2,775	9,218	12,118
Net income	$3,441	$4,593	$15,432	$20,408
Earnings per share:
Basic	$0.14	$0.19	$0.63	$0.84
Diluted	$0.14	$0.19	$0.63	$0.84
Shares used in per share calculation:
Basic	24,385	24,336	24,360	24,325
Diluted	24,411	24,382	24,378	24,357

ELECTRO RENT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except share numbers)

	May 31, 2015	May 31, 2014
ASSETS
Cash	$4,064	$5,946
Accounts receivable, net of allowance for doubtful accounts of $604 and $555	33,863	34,970
Rental and lease equipment, net of accumulated depreciation of $241,116 and $237,151	231,671	221,888
Other property, net of accumulated depreciation and amortization of $16,749 and $18,983	13,120	13,122
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,761 and $1,632	744	873
Other assets	13,743	22,150
	$300,314	$302,058
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Bank borrowings	$2,387	$—
Accounts payable	8,234	7,279
Accrued expenses	18,487	14,472
Deferred revenue	5,576	7,537
Deferred tax liability	37,652	41,812
Total liabilities	72,336	71,100

Shareholders’ equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued	—	—
Common stock, no par—shares authorized 40,000,000; issued and outstanding 2015—24,108,176; 2014—24,007,709	40,440	39,252
Retained earnings	187,538	191,706
Total shareholders’ equity	227,978	230,958
	$300,314	$302,058